Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Accountants and Legal Counsel” and to the use of our report dated September 14, 2004, included in this Registration Statement (Form N-2) of the Mount Yale Opportunity Fund, LLC.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 14, 2004